Exhibit 23.2

Consent of iData Research, Inc.

We hereby consent to (1) the use of and references to our name in the Annual Report on Form 10-K of K2M Group Holdings. Inc. (the "Company") and any amendments thereto (the “Form 10-K"); including, but not limited to, under the ''Business” sections and (2) the filing of this consent as an exhibit to the Form 10-K by the Company for the use of our data and information cited in the above mentioned sections with data reference points outlined and described expressly within Schedule I (attached to this document) only. Any data or information not appearing within Schedule I is not authorized for use and does not form part of this consent exhibit.

The data and information used in the Form 10-K including, but not limited to, under the "Business'' sections and described" on Schedule I hereto, are obtained from our reports titled:

2013 US Market for- Spinal Implants & VCF
2012 European Markets for Spinal Implants & VCF
2013 Latin. American Markets for Spinal Implants & VCF
2011 Asia/Pacific Markets for Spinal Implants & VCF
2011 Chinese· & Taiwanese Markets for Spinal Implants, MIS &VCF
2013 US Market for Minimally Invasive Spinal Devices
2012 European Markets for Minimally Invasive Spinal Devices
2013 Latin American Markets for Minimally Invasive Spinal Devices
2011 Asia/Pacific Markets for Minimally Invasive Spinal Devices
2013 US Market for Orthopedic Biomaterials
2013 European Markets for Orthopedic Biomaterials
2013 Japan Market for Orthopedic Biomaterials
2013 China Market for Orthopedic Biomaterials
2013 India Market Orthopedic Biomaterials
2013 Asia Pacific Markets for Orthopedic Biomaterials

/s/ KAMRAN ZAMANIAN
Name: Kamran Zamanian
Chief Executive Officer
iData Research, Inc.

Date: March 10, 2015

Schedule I

The information listed below and appearing in the Form 10-K:

According to iData Research, Inc., or iData, the global spine surgery market was valued at approximately $10.0 billion in 2012 and is expected to grow to $14.9 billion by 2019. The table below provides the estimated size of the 2012 global spine market:

2012 Estimated Global Spine Market Size
(dollars in millions)

	United States	Europe	Asia- Pacific	Latin America	Total
Complex Spine ..............................................	$855	$112	$170	$51	$1,188
MIS ................................................................	$1,195	$66	$87	$25	$1,372
Degenerative Spine........................................	$3,816	$909	$958	$284	$5,967
Spine Implants and Instrumentation ...............	$5,866	$1,086	$1,215	$360	$8,527
Biomaterials (1) ...............................................	$1,284	$26	$198	*	$1,509
Total .....................................................	$7,150	$1,113	$1,413	$360	$10,036
*Not included in market sizing estimates

(1) We report revenue related to the sale of biomaterials as part of our complex spine, MIS and degenerative spine revenue categories.

Within this Form 10-K, we reference information and statistics regarding the medical device and spinal surgery industries. We have obtained this information and statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources. iData Research, Inc., the primary source for third-party market data and industry statistics and forecasts included in this prospectus, was contracted by us to compile this information. iData does not guarantee the performance of any company about which it collects and provides data. Nothing in the iData data should be construed as advice. Some data and other information are also based on the good faith estimates of management, which are derived from our review of internal surveys and independent sources. We believe that these external sources and estimates are reliable, but have not independently verified them.

Source: iData Research, Inc.

The approximately $1.2 billion global complex spine market includes technologies utilized to treat cases of spine deformity, trauma and tumor.

The approximately $1.4 billion global MIS market includes technologies utilized in treating both complex spine and degenerative spine disorders through minimally invasive approaches to the spine.

The approximately $6.0 billion global degenerative spine market includes technologies and techniques utilized to treat degenerative spine disorders.